EIGHTEENTH AMENDMENT TO THE CUSTODY AGREEMENT

THIS EIGHTEENTH AMENDMENT, effective as of September 3, 2024, to the Custody Agreement, originally made and entered into as of January 4, 2013, as amended May 16, 2013 July 24, 2013, October 5, 2013, October 29, 2013, April 10, 2014, November 18, 2014, February 17, 2015, October 28, 2015, August 1, 2016, February 19, 2019, March 28, 2019, August 12, 2019, August 19, 2019, October 14, 2020, February 18, 2021, April 12, 2021, July 2, 2023, and October 19, 2023 (the "Agreement''), is entered into by and between ADVISORS PREFERRED TRUST, a Delaware statutory trust, (the "Trust") and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Custodian desire to amend the Agreement to add additional series, remove series and update the names of some of the series; and

WHEREAS, Article 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit B of the Agreement is hereby superseded and replaced in its entirety with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF the parties hereto have caused this Eighteenth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS PREFERRED TRUST	U.S. BANK NATIONAL ASSOCIATION

By: /s/___________________________	By: /s/___________________________

Printed Name: Catherine Ayers-Rigsby	Printed Name: Gregory Farley

Title: President	Title: Senior Vice President

Amended Exhibit B

to the

Custody Agreement – Advisors Preferred Trust (Fund Names)

Name of Series
1	OnTrack Core Fund
2	The Gold Bullion Strategy Fund
3	The Gold Bullion Strategy Portfolio
4	Quantified Managed Income Fund
5	Quantified Market Leaders Fund
6	Quantified Alternative Investment Fund
7	Quantified STF Fund
8	Quantified Tactical Fixed Income Fund
9	Quantified Evolution Plus Fund
10	Quantified Common Ground Fund
11	Quantified Pattern Recognition Fund
12	Quantified Tactical Sectors Fund
13	Quantified Government Income Tactical Fund
14	Quantified Rising Dividend Tactical Fund
15	Quantified Global Fund
16	Quantified Eckhardt managed Futures Strategy Fund
17	Spectrum Low Volatility Fund
18	Spectrum Active Advantage Fund
19	Spectrum Unconstrained Fund
20	Hundredfold Select Alternative Fund
21	Dynamic Alpha Macro Fund